Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 28, 2023, relating to the financial statements and financial highlights of Intrepid Capital Fund and Intrepid Small Cap Fund, each a series of Intrepid Capital Management Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2023, and to the references to us under the headings “Financial Highlights“ and “Experts” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 31, 2024